Exhibit 10.73
Stock Option Grant Agreement

Name [Participant Name]		Employee ID
Date of Grant [Grant Date]	Option Grant Price Per Share [Grant Price]	Number of NSO Shares Granted [Options Granted]

This Non-Qualified Stock Option ("NSO") Grant Agreement (“Agreement”) gives you the right to purchase the total number of shares of Common Stock of 50 par value ("Common Stock") of J. C. Penney Company, Inc. ("Company") at the Option Grant Price Per Share shown above. This grant is subject to all the terms, rules, and conditions of the 2014 J. C. Penney Company, Inc. Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions. In order to receive the benefits under this Agreement, you must affirmatively accept the terms of this Agreement by signing it, whether physically or via alternative electronic means acceptable to the Company, acknowledging your acceptance of the terms under which this Stock Option award is granted. You have 90 days from the date this Agreement is made available to you, either physically or electronically to accept the terms of this Agreement. If you do not accept the terms of this Agreement in the applicable 90 day period the Stock Options that are the subject of this Agreement will be forfeited by you.

Vesting Terms
This NSO will generally become exercisable (“Vest”) on [VESTING DATE] (“Vest Date”). You must remain continuously employed by the Company through the Vest date (unless you experience a separation from service due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing) to Vest in your NSO; otherwise the NSOs granted will be forfeited.

Separation from Service

If you experience a separation from service due to Retirement, Disability, death, job restructuring, reduction in force, or unit closing before the Vest date of your NSO, your NSO will vest on a pro-rata basis. The pro-rata portion of your NSO that will vest will be determined by multiplying the “Number of NSO Shares Granted” from above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of Employment, inclusive, and the denominator of which is [VESTING MONTHS]. Any NSOs for which vesting is not accelerated will expire on such separation from service.

If you experience a separation from service as a result of an Employment Termination then all unvested NSOs shall become fully vested on the date of any such Employment Termination.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary separation from service Cause under, and as defined in that termination agreement, and such separation from service is not an Employment Termination, then the number of NSOs that will become exercisable will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If your Employment terminates for any other reason then all unvested and unexercised NSOs will expire as of the date of your separation from service.

Please see the Plan for all terms, rules, and conditions, including the post-termination of Employment exercise period applicable to this NSO.

Covenants and Representations
By accepting this award you hereby acknowledge that your duties to the Company require access to and creation of the Company’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Company and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Company. You further acknowledge that due to the nature of your position, you will have access to Proprietary Information affecting plans and operations in every location in which the Company (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and your decisions and recommendations on behalf of the Company may affect its operations throughout the world. Accordingly, by accepting this award you acknowledge that the foregoing makes it reasonably necessary for the protection of the Company’s business interests that you agree to the following covenants in connection with (i) your involuntary separation from service, as defined under Treasury regulation §1.409A-1(n), other than for Cause, or (ii) your voluntary separation from service:
Confidentiality. You hereby covenant and agree that you shall not, without the prior written consent of the Company, during your employment with the Company or at any time thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any Proprietary Information of the Company.

(a)
It is expressly understood and agreed that the Company’s Proprietary Information is all nonpublic information relating to the Company’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Company. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

(b)
In the event you receive a subpoena, court order or other summons that may require you to disclose Proprietary Information, on pain of civil or criminal penalty, you will promptly give notice to the Company of the subpoena or summons and provide the Company an opportunity to appear at the Company’s expense and challenge the disclosure of its Proprietary Information, and you shall provide reasonable cooperation to the Company for purposes of affording the Company the opportunity to prevent the disclosure of the Company’s Proprietary Information.

(c)
Nothing in this Agreement shall restrict you from, directly or indirectly, initiating communications with or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission (“SEC”), Financial Industries Regulatory Authority (“FINRA”), or any other self-regulatory organization or state or federal regulatory authority.

Nonsolicitation of Employees. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for cause and receive benefits under your termination agreement, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Company (or any of its subsidiaries or affiliates) to give up his or her employment with the Company (or any of its subsidiaries or affiliates), and you shall not directly or indirectly solicit or hire employees of the Company (or any of its subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as defined below.
Noninterference with Business Relations. You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for cause and receive benefits under your termination agreement, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you shall not, without the prior written consent of the Company, on your own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Company (or any of its subsidiaries or affiliates).

Noncompetition.

(a)
You hereby covenant and agree that during your employment with the Company and, in the event you, as noted above, (i) have a voluntary separation from service, or (ii) have an involuntary separation from service other than for cause and receive benefits under your termination agreement, that for a period equal to (x) 18 months, if you are an Executive Vice President on the date of your separation from service, or (y) 12 months, if you are a Senior Vice President, thereafter, you will not, except as otherwise provided for below, undertake any work for a Competing Business, as defined in (b).

(b)	As used in this Agreement, the term “Competing Business” shall specifically include, but not be limited to:

(i)	Kohl’s Corporation, Macy’s, Inc., Target Corporation, The TJX Companies, Inc., Ross Stores, Inc., Wal-Mart Stores, Inc., Amazon.com, Inc., and any of their respective subsidiaries or affiliates, or

(ii)
any business (A) that, at any time during the Severance Period, competes directly with the Corporation through sales of merchandise or services in the United States or another country or commonwealth in which the Corporation, including its divisions, affiliates and licensees, operates, and (B) where the Executive performs services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the Executive’s termination from the Corporation for any reason, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

(iii)	any business that provides buying office or sourcing services to any business of the types referred to in this section (b).

(c)
For purposes of this section, the restrictions on working for a Competing Business shall include working at any location within the United States or Puerto Rico. You acknowledge that the Company is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that you perform, or will perform, for the Company directly impact the Company’s ability to compete with a Competing Business in a nationwide marketplace. You further acknowledge that you have, or will have, access to sensitive and confidential information of the Company that relates to the Company’s ability to compete in a nationwide marketplace.

Non-Disparagement. You covenant that you will not make any statement or representation, oral or written, that could adversely affect the reputation, image, goodwill or commercial interests of the Company. This provision will be construed as broadly as state or federal law permits, but no more broadly than permitted by state or federal law. This provision is not intended to and does not prohibit you from participating in a governmental investigation concerning the Company, or providing truthful testimony in any lawsuit, arbitration, mediation, negotiation or other matter. You agree not to incur any expenses, obligations or liabilities on behalf of the Company.
Enforcement and Injunctive Relief. In addition to any other remedies to which the Company is entitled, on the Company’s becoming aware that you have breached, or potentially have breached, any of the Covenants and Representations set forth in this Agreement, above, the Company shall have a right to seek recoupment of the portion of any award under the Plan, or any plan or program that is a successor to the Plan, that (i) vested within the 12 months prior to the date of your voluntary separation from service or your involuntary separation from service other than for cause, each under and as defined in your termination agreement, and (ii) includes and is subject to these Covenants and Representations, including any proceeds or value received from the exercise or sale of that portion of any such awards. Further, if you shall breach any of the covenants contained herein, the Company may recover from you all such damages as it may be entitled to under the terms of this Agreement, any other agreement between the Company and you, at law, or in equity. In addition, you acknowledge that any such breach of the Covenants and Representations in the Agreement is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, you consent to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Company in order to protect the Company’s rights hereunder.

Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This stock option grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.